Exhibit 99.1

F45 Reports Record Fourth Quarter and Full-Year Fiscal 2021 Results

AUSTIN, Texas – March 14, 2022 – F45 Training Holdings Inc. (NYSE:FXLV) (“F45” or the “Company”), the fastest growing fitness franchisor in the world according to Entrepreneur in 2021, today announced financial results for the fourth quarter and fiscal year ended December 31, 2021.

“I am delighted with our terrific Q4 and full-year results – we completed the year with record revenues and Adjusted EBITDA, we set a record sales pace of over 1,000 franchise sales for the full year, and we opened over 300 franchises globally during the year. We demonstrated our ability to execute on our growth strategies and have shown that both we and our franchisees can achieve great successes despite lingering impacts of the COVID-19 pandemic,” said Adam J. Gilchrist, President, CEO, and Chairman of F45.

He continued, “Looking towards the remainder of 2022, I am confident that we have the right strategies in place to continue to drive our success. We continue to invest in and develop our new health and wellness concepts around the world, we have developed an incredible relationship with real estate partners that will optimize our real estate strategy to drive new studio openings and reduce the time from sale to opening, we are working on innovative franchisee financing solutions to help drive our sales pace and accelerate our new studio openings, and we have ordered approximately 1,200 equipment world packs to ensure we can meet our targets in 2022. As I have said before, our goal is to be the world’s fastest growing franchisor, and I believe our ability to achieve this goal has never been stronger.”

Fourth Quarter Fiscal 2021 Highlights Compared to Fourth Quarter 2020

•	Total revenue increased from the prior year period by 242% to $61.8 million.

•	Same store sales increased 6% globally and 53% in the United States.

•	System-wide sales increased 27% globally to $113.9 million, and 95% in the United States to $49.9 million.

•	System-wide visits increased 7% globally to 6.7 million, and 50% in the United States to 2.6 million.

•	Net Franchises Sold totaled 290 compared to 30 in the prior year period.

•	Net Initial Studio Openings totaled 131 compared to 61 in the prior year period.

•	Reported net income of $14.8 million.

•	Adjusted EBITDA increased from the prior year period by 376% to $25.9 million.(1)

Fiscal Year 2021 Highlights Compared to Fiscal Year 2020

•	Total revenue increased from the prior year period by 63% to $134.0 million.

•	Same store sales increased 12% globally and 42% in the United States.

•	System-wide sales increased 36% globally to $410.3 million, and 96% in the United States to $167.0 million.

•	System-wide visits increased 31% globally to 26.8 million, and 103% in the United States to 10.8 million.

•	Net Franchises Sold totaled 1,057, resulting in system-wide Total Franchises Sold of 3,301.

•	Net Initial Studio Openings totaled 312, resulting in system-wide Total Studios of 1,749.

•	Reported net loss of $182.7 million.

•	Adjusted EBITDA increased from the prior year period by 104% to $52.0 million.(1)

(1)	Please refer to explanation of non-GAAP financial measure for Adjusted EBITDA.

Operating Results for the Fourth Quarter Ended December 31, 2021

Total revenue increased $43.8 million, or 242%, to $61.8 million from $18.1 million as compared to the prior year period.

•

Franchise revenue increased $8.7 million, or 68%, to $21.5 million from $12.8 million in the prior year period. The increase in franchise revenue was driven by the increase in establishment, monthly franchise fees and other franchise-related fees.

•

Equipment and merchandise revenue increased $35.1 million, or 667%, to $40.4 million from $5.3 million in the prior year period. The increase in equipment and merchandise revenue was driven by the delivery of approximately 300 World Packs during the quarter.

Gross profit increased $35.4 million, or 376%, to $44.8 million from $9.4 million as compared to the prior year period. Gross profit margin of 72% compared to 52% in the same period last year. The increase was primarily due to a higher mix of franchise revenue as well as higher equipment margins.

Selling, general and administrative (“SG&A”) expenses were $36.8 million, compared to $26.1 million in the fourth quarter last year. The increase in SG&A expense was primarily due to significant one-time expenses including legal settlements, relocation expenses, stock-based compensation, and COVID-19 concessions.

Net income was $14.8 million, compared to net loss of $32.8 million in the fourth quarter last year.

Adjusted EBITDA was $25.9 million, compared to $5.5 million in the prior year period. Adjusted EBITDA margin of 42% represented an increase of 1200 basis points from the same period last year.

Operating Results for the Full Year Ended December 31, 2021

Total revenue increased $51.7 million, or 63%, to $134.0 million from $82.3 million as compared to the prior year.

•

Franchise revenue increased $21.2 million, or 40%, to $73.7 million from $52.6 million in the prior year period. The increase in franchise revenue was driven by the increase in establishment, monthly franchise fees and other franchise-related fees partially offset by covid-related concessions.

•

Equipment and merchandise revenue increased $30.6 million, or 103%, to $60.3 million from $29.8 million in the prior year period. The increase in equipment and merchandise revenue was driven by the increase in equipment and merchandise deliveries.

Gross profit increased $47.5 million, or 90%, to $100.1 million from $52.7 million in the prior year period. Gross profit margin of 75% compared to 64% in the same period last year. The increase was primarily due to higher equipment margins and increased franchise margins due to lower contribution of marketing membership expenses because of the COVID-19 pandemic.

Selling, general and administrative (“SG&A”) expenses were $182.7 million, compared to $57.8 million in the prior year period. The increase in SG&A expense was primarily due to higher brand and marketing expenses, increased personnel expenses to support our growth as well as one-time expenses primarily due to higher stock compensation expenses.

Net loss was $182.7 million, compared to a net loss of $25.3 million in the prior year period.

Adjusted EBITDA was $52.0 million, compared to $25.5 million in the prior year. Adjusted EBITDA margin of 39% represented an increase of 800 basis points from the prior year.

Balance Sheet and Liquidity Overview

As of December 31, 2021, the Company had approximately $42 million of cash and cash equivalents, and no debt outstanding. This compares to $29 million of cash and equivalents and $242 million of total debt outstanding, in the prior year period. As of December 31, 2021, the Company had approximately $89 million of capacity under its revolving credit facility.

Financial Outlook

The Company is providing the following financial guidance for the year ending December 31, 2022, which assumes no significant worsening of the COVID-19 pandemic that materially impacts performance, such as prolonged studio closures or other mandated operational restrictions:

•	Full-year net New Franchises Sold of approximately 1,000.

•	Full-year net Initial Studio Openings of approximately 1,000, which is expected to be weighted towards the back half of the year.

•	Full-year revenue between $255 million and $275 million.

•	Full-year Adjusted EBITDA between $90 million and $100 million.

Conference Call

A conference call to discuss the Company’s fourth quarter results is scheduled for March 14, 2022, at 8:30 A.M ET. To participate, please dial 844-200-6205 or +1 929-526-1599 for international callers, and use the passcode 161563. The call is also accessible via webcast at https://ir.f45training.com/. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 866-813-9403 or +44 204-525-0658, for international callers, and use the passcode 583284. An archive of the webcast will be available on F45 Training Holdings’ investor relations website.

About F45

F45 offers consumers functional 45-minute workouts that are effective, fun and community-driven. F45 utilizes proprietary technologies: a fitness programming algorithm and a patented technology-enabled delivery platform that leverages a rich content database of over 8,000 unique functional training movements across modalities to offer new workouts each day and provide a standardized experience across the Company’s global footprint.

For more information, please visit www.f45training.com.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release presents certain other supplemental financial measures, including Adjusted EBITDA, which is a measurement that is not calculated in accordance with GAAP. Management believes that Adjusted EBITDA is useful to management as it allows investors to evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions, and compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and adjusted to exclude the impact of sales tax liability, transaction expenses, certain legal costs and settlements, COVID-19 concessions, growth and new market development expense as well as certain other items identified as affecting comparability, when applicable. Adjusted EBITDA eliminates non-cash depreciation and amortization expense that results from our capital investments and intangible assets, as well as income taxes, which may not be comparable with other companies based on our tax structure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Other companies may define Adjusted EBITDA differently and, as a result the Company’s measures of Adjusted EBITDA, it may not be directly comparable to those of other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included at the end of this press release.

Financial Metrics and Other Data

This press release includes several key financial metrics and other data used by the Company management in assessing the Company’s results of operations:

“Initial Studio Openings” means the number of studios that were determined to be first opened during such period. Prior to October 1, 2021, We classify an Initial Studio Opening to occur in the first month in which the studio first generates monthly revenue of at least $4,500. Starting on October 1, 2021, we classify an Initial Studio Opening to occur in the month in which we record the initial studio opening in our internal systems.

Any studios that do not have an Initial Studio Opening under the prior definition are included as of October 1, 2021. Initial Studio Openings are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

“New Franchises Sold” means, for any specific period, the number of franchises sold during such period using the methodology set forth below for “Total Franchises Sold.”

“Open Studios” means the number of studios that were open for business as of a certain date. A studio may be classified as an Open Studio regardless of whether or not it generated minimum monthly revenue of $4,500. During the COVID-19 pandemic, a significant portion of our network was forced to temporarily close, which reduced the number of Open Studios. As studios re-open in accordance with state and local regulations, they are reflected in the Open Studios figures.

“Same store sales” means, for any reporting period, studio-level revenue generated by a comparable base of franchise studios, which we define as open studios that have been operating for more than 16 months.

“System-wide Sales” are defined as all payments made to our studios and includes payment for classes, apparel and other sales for a given period. We track System-wide Sales as an indication of the strength of our franchisee network.

“System-wide Visits” means the number of registered individual workouts for any specified period. A workout is registered when the consumer checks into a class.

“Total Franchises Sold” represents, as of any specified date, (i) the total number of signed franchise agreements in place as of such date for which an establishment fee has been paid and (ii) the total number of franchises committed in a multi-studio agreement in place as of such date for which an upfront payment has been made, in each case that have not been terminated. Each new franchise is included in the number of total franchises sold from the date on which such franchise first satisfies the condition in clause (i) or (ii) above, as applicable. total franchises sold includes franchise arrangements in all stages of development after signing a franchise agreement, and includes franchises with open studios. Franchises are removed from total franchises sold upon termination of the franchise agreement.

“Total Studios” as of any specified date, means the total cumulative Initial Studio Openings as of that date less cumulative permanent studio closures as of that date. Total Studios are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

Forward-Looking Statements

F45’s financial outlook and other statements in this press release that refer to future plans and expectations are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. Words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” “or negatives of these words and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to F45’s strategy, total addressable market and market opportunity, financial outlook, business plans, the pending acquisition of Vive Active and the anticipated benefits, future macroeconomic conditions, future impacts of the COVID-19 pandemic, and future products and services, also identify forward-looking statements. All forward-looking statements included in this press release are based on management’s expectations as of the date of this press release and, except as required by law, F45 disclaims any obligation to update these forward- looking statements to reflect future events or circumstances.

Forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following: our dependence on the operational and financial results of, and our relationships with, our franchisees and the success of their new and existing studios; our ability to protect our brand and reputation; our ability to identify, recruit and contract with a sufficient number of qualified franchisees; our ability to execute our growth strategy, including through development of new studios by new and existing franchisees; our ability to manage our growth and the associated strain on our resources; our ability to successfully integrate any acquisitions, or realize their anticipated benefits; the high level of competition in the health and fitness industry; economic, political and other risks associated with our international operations; changes to the industry in which we operate; our reliance on information systems and our and our franchisees’ ability to properly maintain the confidentiality and integrity of our data; the occurrence of cyber incidents or a deficiency in our cybersecurity protocols; our and our franchisees’ ability to attract and retain members; our and our franchisees’ ability to identify and secure suitable sites for new franchise studios; risks related to franchisees generally; our ability to obtain third-party licenses for the use of music to supplement our workouts; certain health and safety risks to members that arise while at our studios; our ability to adequately protect our intellectual property; risks associated with the use of social media platforms in our marketing; our ability to obtain and retain high-profile strategic partnership arrangements; our ability to comply with existing or future franchise laws and regulations; our ability to anticipate and satisfy consumer preferences and shifting views of health and fitness; our business model being susceptible to litigation; the increased expenses associated with being a public company; the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement to acquire Vive Active; the inability to timely complete or complete the Vive Active acquisition because of the failure to satisfy conditions to closing set forth in the acquisition agreement; the risk that the Vive Active transaction disrupts our current plans and operations and/or Vive Active as a result of the announcement, pendency or consummation of the transaction; the ability to successfully integrate the operations and employees of Vive Active into our operations; the ability to recognize the anticipated benefits of the Vive Active acquisition; and additional factors discussed in our filings with the Securities and Exchange Commission (the “SEC”). Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Detailed information regarding these and other factors that could affect F45’s business and results is included in F45’s SEC filings, including in the section titled “Risk Factors” in F45’s Final Prospectus dated July 14, 2021.

F45 Training Holdings Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and share data)

(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$42,004	$28,967
Accounts receivable, net	27,788	9,582
Due from related parties	2,442	2,406
Inventories	12,300	4,485
Deferred costs	1,887	1,616
Prepaid expenses	12,706	2,891
Other current assets	9,515	2,452

Total current assets	108,642	52,399
Property and equipment, net	5,645	884
Deferred tax assets, net	22,716	7,096
Goodwill	4,614	—
Intangible assets, net	28,446	1,758
Deferred costs, net of current	11,871	11,215
Other long-term assets	20,014	5,165

Total assets	$201,948	$78,517

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$36,595	$18,657
Deferred revenue	5,190	3,783
Interest payable	276	250
Current portion of long-term debt	—	5,847
Income taxes payable	9,624	3,499

Total current liabilities	51,685	32,036
Deferred revenue, net of current	7,385	10,312
Long-term derivative liabilities	—	36,640
Long-term debt, net of current	—	236,186
Other long-term liabilities	12,605	4,890

Total liabilities	71,675	320,064
Commitments and contingencies (Note 13)
Convertible preferred stock, $0.0001 par value; 0 and 9,854,432 shares issued and outstanding as of December 31, 2021 and 2020, respectively (Note 14)	—	98,544
Stockholders’ equity (deficit)
Common stock, $0.00005 par value; 90,554,571 and 29,281,514 shares issued and outstanding as of December, 2021 and 2020, respectively	4	1
Additional paid-in capital	662,947	11,456
Accumulated other comprehensive income (loss)	603	(982)
Accumulated deficit	(358,561)	(175,846)
Less: Treasury stock	(174,720)	(174,720)

Total stockholders’ equity (deficit)	130,273	(340,091)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$201,948	$78,517

F45 Training Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(in thousands, except share amounts and share data)

(unaudited)

	Year Ended December 31,
	2021	2020

Revenues:
Franchise (Related party: $5,221 and $340 for the years ended December 31, 2021 and 2020, respectively)	$73,707	$52,555
Equipment and merchandise (Related party: $16,289 and $116 for the years ended December 31, 2021 and 2020, respectively)	60,315	29,758

Total revenues	134,022	82,313
Costs and operating expenses:
Cost of franchise revenue	5,435	7,937
Cost of equipment and merchandise (Related party: $9,879 and $4,067 for the years ended December 31, 2021 and 2020, respectively)	28,458	21,713
Selling, general, and administrative expenses	182,667	57,827

Total costs and operating expenses	216,560	87,477

Loss from operations	(82,538)	(5,164)
Loss on derivative liabilities	48,603	8,818
Interest expense, net	59,353	9,399
Other income, net	(722)	(1,154)

Loss before income taxes	(189,772)	(22,227)
(Benefit) provision for income taxes	(7,057)	3,062

Net loss	$(182,715)	$(25,289)

Other comprehensive loss
Unrealized gain (loss) on interest rate swap, net of tax	196	(533)
Reclassification to interest expense from interest rate swaps	464	—
Foreign currency translation adjustment, net of tax	925	92

Comprehensive loss	$(181,130)	$(25,730)

Per share data:
Net loss per common share
Basic and diluted	$(2.99)	$(0.50)
Weighted average common shares outstanding
Basic and diluted	61,054,051	50,434,598

F45 Training Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(182,715)	$(25,289)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	396	371
Amortization of intangible assets	2,753	719
Amortization of deferred costs	2,545	1,558
Accretion and write-off of debt discount	31,585	1,315
Write-off of deferred offering costs	—	6,671
Bad debt expense	8,746	6,709
Stock-based compensation	88,154	—
Gain on disposal of property, plant and equipment	(6)	—
Prepayment penalty included in interest expense	13,034	—
PPP loan forgiveness	(2,063)	—
Loss on derivative liabilities	48,603	8,818
Provision for inventory	155	168
Paid in kind interest accrual	12,851	5,868
Deferred income taxes	(1,413)	(2,270)
Unrealized foreign currency transaction gains (losses)	1,009	(463)
Changes in operating assets and liabilities:
Due from related parties	(42)	(2,232)
Accounts receivable, net	(25,522)	(2,581)
Inventories	(8,225)	991
Prepaid expenses	(9,857)	691
Other current assets	(7,787)	(1,809)
Deferred costs	(18,241)	(3,826)
Other long-term assets	(14,554)	(2,320)
Accounts payable and accrued expenses	13,527	64
Deferred revenue	(1,129)	(13,033)
Interest payable	29	250
Income taxes payable	6,010	(2,557)
Other long-term liabilities	4,605	2,365

Net cash used in operating activities	$(37,552)	$(19,822)

Cash flows from investing activities
Purchases of property and equipment	(3,454)	(469)
Disposal of property and equipment	—	2
Acquisition of Flywheel	(25,033)	—
Acquisition of Vive	(3,855)	—
Purchases of intangible assets	(3,189)	(1,070)

Net cash used in investing activities	$(35,531)	$(1,537)

Cash flows from financing activities
Repurchase of common stock	—	(174,720)
Borrowings under Revolving Facility	—	8,140
Borrowings under Subordinated Convertible Debt	—	100,000
Borrowings under 2nd Lien Term Loan	—	125,000
Proceeds from issuance of Common Stock, net of offering costs	277,753	—
Repayment of 1st Lien Loan	(33,688)	(3,562)
Repayment of 2nd Lien Loan	(137,443)	—
Prepayment premium on 2nd Lien Loan	(13,034)	—
Deferred financing costs	(1,012)	(5,150)
Deferred offering costs	—	(4,219)
Repayment of Revolving Facility	(7,000)	(5,000)
Repayment of Vive’s debt	(198)	—
Proceeds from Paycheck Protection Program loan	—	2,063

Net cash provided by financing activities	$85,378	$42,552

Effect of exchange rate changes on cash and cash equivalents	742	(493)

Net increase in cash and cash equivalents	13,037	20,700
Cash and cash equivalents at beginning of period	28,967	8,267

	Year Ended December 31,
	2021	2020
Cash and cash equivalents at end of period	$42,004	$28,967

Supplemental disclosures of cash flow information
Interest paid	$14,903	$1,684
Income taxes paid	2,315	5,812
Supplemental disclosure of noncash financing and investing activities:
Conversion of convertible debt and derivative liabilities into common stock	$191,518	$—
Intangible assets included in accounts payable and accrued expenses	—	73
Embedded conversion and redemption features	—	27,822
Conversion of convertible preferred stock into common stock	98,544	—

F45 Training Holdings, Inc.

SEGMENTS INFORMATION

(in thousands)

(unaudited)

	Year Ended December 31, 2021			Year Ended December 31, 2020
	Revenue	Cost of revenue	Gross profit	Revenue	Cost of revenue	Gross profit
United States:
Franchise	$44,627	$4,416	$40,211	$30,962	$6,996	$23,966
Equipment and merchandise	43,539	17,689	25,850	14,086	10,053	4,033

	$88,166	$22,105	$66,061	$45,048	$17,049	$27,999

Australia:
Franchise	$12,878	$552	$12,326	$10,577	$760	$9,817
Equipment and merchandise	6,678	4,825	1,853	6,307	6,158	149

	$19,556	$5,377	$14,179	$16,884	$6,918	$9,966

Rest of World:
Franchise	$16,202	$467	$15,735	$11,016	$181	$10,835
Equipment and merchandise	10,098	5,944	4,154	9,365	5,502	3,863

	$26,300	$6,411	$19,889	$20,381	$5,683	$14,698

Consolidated:
Franchise	$73,707	$5,435	$68,272	$52,555	$7,937	$44,618
Equipment and merchandise	60,315	28,458	31,857	29,758	21,713	8,045

	$134,022	$33,893	$100,129	$82,313	$29,650	$52,663

TOTAL FRANCHISES SOLD

(unaudited)

	Year Ended December 31, 2021				Year Ended December 31, 2020
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Franchises Sold, beginning of period	931	679	634	2,244	814	643	435	1,892
New Franchises Sold, net(a)	779	124	154	1,057	117	36	199	352
Total Franchises Sold, end of period	1,710	803	788	3,301	931	679	634	2,244

(a)	New Franchises Sold are shown net of franchises that were signed but subsequently terminated prior to the initial studio opening.

TOTAL STUDIOS

(unaudited)

	Year Ended December 31, 2021				Year Ended December 31, 2020
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Studios, beginning of period	486	616	335	1,437	320	581	239	1,140
Initial Studio Openings, net(a)	168	37	107	312	166	35	96	297
Total Studios, end of period	654	653	442	1,749	486	616	335	1,437

(a)	Initial Studio Openings are shown net of studios that have permanently closed which had a recorded initial studio opening.

GAAP to Non-GAAP Reconciliation

(in thousands)

(unaudited)

	Year Ended December 31,
	2021	2020
Net loss	$(182,715)	$(25,289)
Interest expense, net	59,353	9,399
(Benefit) provision for income taxes	(7,057)	3,062
Depreciation and amortization	3,149	1,090
Amortization of deferred costs	2,545	1,558

EBITDA	$(124,725)	$(10,180)

Sales tax reserve (a)	935	515
Transaction fees (b)	10,790	15,688
Loss on derivative liabilities (c)	48,603	8,818
Certain legal costs and settlements (d)	7,949	4,741
Stock-based compensation (e)	88,665	—
Recruitment (f)	61	119
COVID concessions (g)	8,282	5,365
Relocation (h)	3,930	78
Development costs (i)	5,395	—
Charitable donation (j)	2,046	—
Inventory write-off (k)	70	329

Adjusted EBITDA	$52,001	$25,473

(a)	Represents the impact of one-time sales tax liability arising from a change in timing of enforceability of certain contractual terms in arrangements with franchisees.

(b)

Represents transaction costs incurred as a part of a reorganization, certain acquisition-related costs, and the issuance of preferred and common shares, including legal, tax, accounting and other professional services.

(c)	Represents loss on derivative liabilities associated with a convertible note.

(d)	Represents certain one-time legal costs, primarily related to litigation activities and legal settlements.

(e)	Represents stock-based compensation of our employees, non-employees and directors.

(f)	Represents one-time recruitment expense of executive leadership and essential public-company roles.

(g)	Represents concessions made to studios impacted by COVID, including one time COVID-19 related write-offs.

(h)	Represents costs incurred as a part of the relocation of our corporate headquarters.

(i)	Represents one-time non-recurring costs incurred with launch of new brands.

(j)	Represents one-time charitable donation made in the amount of total PPP loan forgiveness pursuant to the use of proceeds discussed in our IPO prospectus.

(k)	Represents inventory written off.

Investor and Media Relations:

Bruce Williams, Managing Director ICR, Inc.

F45IR@icrinc.com

332-242-4303

Source: F45 Training Holdings Inc.